Exhibit 99.1

Jack in the Box Inc. to Present at Investment Conferences

SAN DIEGO--(BUSINESS WIRE)--March 4, 2009--Jack in the Box Inc. (NASDAQ:JACK) will participate in two upcoming investment conferences. The dates and times of the presentations are as follows:

  March 11, 2009, 8:25 a.m. ET – Bank of America and Merrill Lynch 2009 Consumer Conference to be held in New York.
  March 17, 2009, 9:45 a.m. PT – J.P. Morgan Gaming, Lodging, Restaurant & Leisure Conference to be held in Las Vegas. (This conference will not be webcast.)

A simulcast of the Bank of America presentation will be available on the company’s website at www.jackinthebox.com/investors. An online replay of the presentation will be available for three weeks following. To access the live simulcast, please go to the Jack in the Box website at least 15 minutes prior to the presentation to download and install any necessary audio software.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,170 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 470 restaurants in 42 states and the District of Columbia. The company also operates a proprietary chain of 61 convenience stores called Quick Stuff®, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. The company has announced plans to sell its Quick Stuff brand. For more information, visit www.jackinthebox.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
Media Contact:
Brian Luscomb, (858) 571-2291